Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

References to the financial information of Wood Mackenzie Limited (“Wood Mackenzie”) are to the financial information of H&F Nugent 1 Limited (“H&F Nugent 1”), the indirect parent company of Wood Mackenzie. Unless otherwise stated herein or the context otherwise requires, the terms “Verisk,” “Verisk Analytics,” “the Company,” “we,” “us” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries.

The accompanying unaudited pro forma condensed consolidated financial information (the “pro forma financial information”) presents the pro forma results of operations and financial position of the Company and Wood Mackenzie on a consolidated basis, giving effect to the acquisition (the “Acquisition”) of H&F Nugent 1 and the financing thereof through the sale of approximately $675.0 million of Class A common stock, the incurrence of $2,355.8 million aggregate amount of debt in the form of (i) notes and (ii) borrowings under our revolving credit facility, and approximately $50.0 million of cash on hand (collectively, the “Transactions”), which will be accounted for under the acquisition method of accounting, as well as the assumptions and adjustments described in the accompanying notes to the pro forma financial information. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the Transactions had occurred on January 1, 2014. The pro forma financial information is based on the audited historical financial statements of the Company and Wood Mackenzie for the year ended December 31, 2014 and the unaudited historical condensed consolidated financial statements of each of the Company and Wood Mackenzie at and for the three months ended March 31, 2015.

Due to the fact that the Acquisition has not been finalized, the initial accounting for the Acquisition is incomplete at this time. As a result, the amounts of certain assets and liabilities presented are based on a preliminary valuation and subject to adjustments as additional information is obtained and valuations are reviewed and finalized. However, we have made certain adjustments to the March 31, 2015 historical book values of the assets and liabilities of Wood Mackenzie to reflect certain preliminary estimates of the fair values necessary to prepare the pro forma financial information. Any excess purchase price over the historical net assets of Wood Mackenzie, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from the pro forma financial information once we have completed the valuations necessary to finalize the required purchase price allocation. Such finalization could result in material changes to the pro forma financial information. The allocation of the purchase price will be finalized once the Company receives information on facts and circumstances that existed as of the Acquisition date or determines that such information is not obtainable. However, the measurement period shall not exceed one year from the Acquisition date.

The historical financial statements of Wood Mackenzie have been prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The pro forma financial information reflects certain adjustments to Wood Mackenzie’s financial statements to align those financial statements with the Company’s accounting policies based on U.S. GAAP. These adjustments reflect the Company’s best estimates based on the information currently available. Wood Mackenzie’s historical financial statements have been translated from Pound Sterling to U.S. Dollars using historical exchange rates. See Note 2, “IFRS to U.S. GAAP Reconciliation of Wood Mackenzie’s Historical Financial Information” for the translation of Wood Mackenzie’s historical financial statements.

The unaudited pro forma condensed consolidated statement of operations does not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the acquisition, or (2) the impact of non-recurring items directly related to the acquisition.

The unaudited condensed consolidated pro forma financial information does not purport to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates noted above, or to project our financial condition or results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. This information should be read in conjunction with the accompanying notes to the pro forma financial information, the separate unaudited historical condensed consolidated financial statements and accompanying notes of the Company for the three months ended, and as of, March 31, 2015, the audited historical consolidated financial statements and accompanying notes of the Company for the year ended December 31, 2014, the historical consolidated financial statements of H&F Nugent 1 and accompanying notes for the year ended December 31, 2014 and for, and as of, the three months ended March 31, 2015, each of which is filed as Exhibits 99.1 and 99.2 to the current report on Form 8-K separately filed on May 4, 2015.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2015

(In thousands)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$152,847	$37,220	$(50,000)	3	(a)	$140,067
Accounts receivable, net	226,637	78,273	16,088	3	(b)	320,998
Other current assets	74,509	43,308	(31,848)	3	(b)	85,969

Total current assets	453,993	158,801	(65,760)			547,034
Noncurrent assets:
Fixed assets, net	303,829	70,125	—			373,954
Intangible assets, net	392,335	539,553	702,458	3	(b)	1,634,346
Goodwill	1,207,144	1,187,435	603,263	3	(b)	2,997,842
Other assets	47,198	20,562	65,446	3	(b)	133,206

Total assets	$2,404,499	$1,976,476	$1,305,407			$5,686,382

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term debt and current portion of long-term debt	$205,878	$1,921,371	$(2,091,371)	3	(a)	$35,878
Fees received in advance	359,527	150,415	(9,939)	3	(b)	500,003
Other current liabilities	144,365	24,465	23,313	3	(b)	192,143

Total current liabilities	709,770	2,096,251	(2,077,997)			728,024
Noncurrent liabilities:
Debt incurred to finance the acquisition	—	—	2,355,750	3	(a)	2,355,750
Long-term debt	1,100,358	—	(50,000)	3	(a)	1,050,358
Deferred income taxes, net	203,383	105,327	146,942	3	(b)	455,652
Other liabilities	59,266	435	73,738	3	(b)	133,439

Total liabilities	2,072,777	2,202,013	448,433			4,723,223

Redeemable preferred stock	—	1,170	(1,170)	3	(c)	—
Commitments and contingencies
Common stock	137	1,394	(1,394)	3	(c)	137
Unearned KSOP contribution	(135)	—	—			(135)
Additional paid-in capital	1,190,490	—	656,437	3	(c)	1,846,927
Treasury stock, at cost	(2,531,547)	1,595	(1,595)	3	(c)	(2,531,547)
Retained earnings	1,752,835	(227,223)	202,223	3	(b), 3(c)	1,727,835
Accumulated other comprehensive losses	(80,058)	(2,473)	2,473	3	(c)	(80,058)

Total stockholders’ equity (deficit)	331,722	(226,707)	858,144			963,159

Total liabilities and stockholders’ equity (deficit)	$2,404,499	$1,976,476	$1,305,407			$5,686,382

S-2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2015

(In thousands, except for share and per share data)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
Revenues	$459,397	$90,697	$—			$550,094

Expenses:
Cost of revenues (exclusive of items shown separately below)	184,216	33,986	—			218,202
Selling, general and administrative	58,306	12,356	—			70,662
Depreciation and amortization of fixed assets	24,442	4,285	—			28,727
Amortization of intangible assets	14,141	1,986	31,412	3	(d)	47,539

Total expenses	281,105	52,613	31,412			365,130

Operating income	178,292	38,084	(31,412)			184,964

Other income/(expense):
Investment income and others	(538)	—	—			(538)
Interest expense	(18,262)	(65,442)	50,139	3	(a)	(33,565)

Total other expense, net	(18,800)	(65,442)	50,139			(34,103)

Income before income taxes	159,492	(27,358)	18,727			150,861
Provision for income taxes	(60,806)	(373)	4,216	3	(e)	(56,963)

Net income (loss)	$98,686	$(27,731)	$22,943			$93,898

Basic net income per share	$0.62			3	(f)	$0.56

Diluted net income per share	$0.61			3	(f)	$0.55

Weighted average shares outstanding:
Basic	158,087,919			3	(f)	167,548,325

Diluted	161,481,213			3	(f)	170,941,619

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(In thousands, except for share and per share data)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
Revenues	$1,746,726	$374,121	$—			$2,120,847

Expenses:
Cost of revenues (exclusive of items shown separately below)	716,598	139,774	—			856,372
Selling, general and administrative	227,306	69,878	—			297,184
Depreciation and amortization of fixed assets	85,506	19,988	—			105,494
Amortization of intangible assets	56,870	8,635	124,955	3	(d)	190,460

Total expenses	1,086,280	238,275	124,955			1,449,510

Operating income	660,446	135,846	(124,955)			671,337

Other income (expense):
Investment income and others	158	102	—			260
Interest expense	(69,984)	(214,658)	151,247	3	(a)	(133,395)

Total other expense, net	(69,826)	(214,556)	151,247			(133,135)

Income before income taxes	590,620	(78,710)	26,292			538,202
Provision for income taxes	(219,755)	1,465	18,304	3	(e)	(199,986)

Income (loss) from continuing operations	$370,865	$(77,245)	$44,596			$338,216

Basic income from continuing operations per share	$2.24			3	(f)	$1.93

Diluted income from continuing operations per share	$2.20			3	(f)	$1.89

Weighted average shares outstanding:
Basic	165,823,803			3	(f)	175,284,209

Diluted	169,132,423			3	(f)	178,592,829

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The pro forma financial information and explanatory notes give effect to the Acquisition by the Company of Wood Mackenzie. The Acquisition was accounted for under the acquisition method of accounting. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the Transactions had occurred on January 1, 2014. The pro forma financial information is based on the audited historical financial statements of the Company and Wood Mackenzie for the year ended December 31, 2014 and the unaudited historical condensed consolidated financial statements of each of the Company and Wood Mackenzie at and for the three months ended March 31, 2015.

For the purposes of the pro forma financial information, the acquisition of Wood Mackenzie was assumed to be funded through the incurrence of $2,355.8 million of debt at an assumed blended interest rate of 3.25% and an equity offering of approximately $675.0 million. A hypothetical 1/8% increase or decrease in the assumed interest rate on the borrowings used to fund the Acquisition would have resulted in a $2.9 million increase or decrease, respectively, in annual interest expense. These assumptions are based on prevailing circumstances existing during the period covered by the pro forma financial information.

Due to the fact that the Acquisition has not been finalized, the initial accounting for the Acquisition is incomplete at this time. As a result, the amount of certain assets and liabilities presented is based on preliminary valuations and is subject to adjustment as additional information is obtained and valuations are reviewed and finalized. However, the Company has made certain adjustments to the March 31, 2015 historical book values of the assets and liabilities of Wood Mackenzie to reflect certain preliminary estimates of the fair values necessary to prepare the pro forma financial information. Any excess purchase price over the historical net assets of Wood Mackenzie, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from the pro forma financial information once the Company has completed the valuations necessary to finalize the required purchase price allocation. Such finalization could result in material changes to the pro forma financial information. The allocation of the purchase price will be finalized once the Company receives information about facts and circumstances that existed as of the Acquisition date or determines that such information is not obtainable. However, the measurement period shall not exceed one year from the Acquisition date.

The pro forma financial information does not purport to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates noted above, or to project our financial condition or results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. This information should be read in conjunction with the accompanying notes to the pro forma financial information, the separate unaudited historical condensed consolidated financial statements and accompanying notes of the Company for the three months ended, and as of, March 31, 2015, the audited historical consolidated financial statements and accompanying notes of the Company for the year ended December 31, 2014, the historical consolidated financial statements of H&F Nugent 1 and accompanying notes for the year ended December 31, 2014, and for, and as of, the three months ended March 31, 2015, each of which is filed as Exhibits 99.1 and 99.2 to the current report on Form 8-K separately filed on May 4, 2015.

2. IFRS to U.S. GAAP Reconciliation of Wood Mackenzie’s Historical Financial Information

Wood Mackenzie’s historical financial statements have been prepared in accordance with IFRS. Adjustments have been made to convert Wood Mackenzie’s financial statements to U.S. GAAP. These adjustments reflect the Company’s best estimates based upon the information available.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The pro forma adjustments in the pro forma financial information have been translated from Pound Sterling to U.S. dollars using historic exchanges rates. The average exchange rates applicable to Wood Mackenzie during the periods presented for the unaudited pro forma condensed consolidated statements of operations and the period end exchange rate for the unaudited pro forma condensed consolidated balance sheet are as follows:

		Pound Sterling / U.S. Dollar
Year ended December 31, 2014	Average spot rate	1.6464
Three months ended March 31, 2015	Average spot rate	1.5152
March 31, 2015	Period end spot rate	1.4835

The following adjustments have been made to align the Wood Mackenzie IFRS financial information with a basis consistent with U.S. GAAP:

i.	Internally Developed Software

An adjustment of $56.3 million has been made to reclassify internally developed software costs from Intangible assets, net to Fixed assets, net as of March 31, 2015. A related reclassification of $1.4 million and $10.0 million between Depreciation and amortization of fixed assets and Amortization of intangible assets has been made for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

ii.	Capitalized Development Costs

An adjustment of $4.6 million as of March 31, 2015 has been made to expense costs incurred in relation to gathering data for the improvement and enhancement of the research database and product offerings which are capitalized under IFRS but would be expensed under the Company’s accounting policies. A corresponding adjustment has also been made in the historical statement of operations of $0.1 million for the three months ended March 31, 2015 and $1.2 million for the year ended December 31, 2014.

iii.	Debt Issuance Costs

An adjustment of $15.8 million has been made to reclassify debt issuance costs which are offset against debt under IFRS to Other current assets as of March 31, 2015. In addition, an adjustment of $4.7 million has been made to remove the acceleration of debt issuance costs from interest expense during the three months ended March 31, 2015.

iv.	Preference Shares

An adjustment of $1.6 million has been made to reclassify preference shares from Other liabilities to Redeemable preferred stock.

v.	Goodwill

An adjustment of $6.1 million has been made to reduce goodwill originally recognized when Wood Mackenzie was acquired in August 2012 with a corresponding adjustment to deferred income taxes to reflect the fact that the tax basis of the database intangible asset is higher under U.S. GAAP than IFRS.

vi.	Deferred Income Taxes

In accordance with the Company’s accounting policies, an adjustment of $6.9 million has been made to adjust deferred income taxes to conform with U.S. GAAP as of March 31, 2015. A corresponding adjustment has also been made in the historical statement of operations of $1.0 million for the three months ended March 31, 2015 and $0.4 million for the year ended December 31, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

3. Pro Forma Adjustments

(a) Financing

Use of Proceeds

The pro forma financial information assumes the Transactions and payoff of the Company’s $220.0 million of private placement notes. The purchase price of approximately $2.8 billion and payoff of the Company’s private placement notes is assumed to be funded through the incurrence of $2,355.8 million of debt, proceeds from this equity offering (net of equity issuance fees of approximately $18.6 million) of approximately $656.4 million and $50 million of cash on hand. The proceeds from the Acquisition of $2.8 billion will be utilized to pay Wood Mackenzie’s existing debt of $1,921.4 million, the fair value of Wood Mackenzie’s stock and closing adjustments. Differences between the assumed financing, as presented in the pro forma financial information as of March 31, 2015, and the actual financing of the Acquisition could have a significant impact on the pro forma financial information. The pro forma adjustments also reflect the Acquisition on a debt-free basis as required by the Deed, dated as of March 10, 2015, among the Company and the shareholders of Wood Mackenzie named therein pursuant to which the Company agreed to acquire Wood Mackenzie.

Debt

Pro forma adjustments have been made to Short-term debt and current portion of long-term debt to reflect the repayment of Wood Mackenzie’s existing debt of $1,921.4 million and the payoff of $170.0 million of the Company’s private placement notes. Pro forma adjustments have been made to Long-term debt to reflect the payoff of $50.0 million of the Company’s private placement notes. For purposes of the pro forma financial information, the payoff of Wood Mackenzie’s existing debt of $1,921.4 million and the $220.0 million of the Company’s private placement notes, which is not part of the Acquisition, is assumed to be financed through the incurrence of $2,355.8 million of debt incurred to finance the Acquisition.

Interest Expense

Pro forma adjustments have been made to interest expense to reflect the incurrence of $2,355.8 million of debt at an assumed blended interest rate of 3.25%, the estimated amortization of debt issuance costs related to these borrowings of $0.3 million and $1.1 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, payoff of the Company’s private placement notes of $220.0 million and payoff of Wood Mackenzie’s existing debt. A hypothetical 1/8% increase or decrease in the assumed interest rate on the borrowings used to fund the Acquisition would have resulted in a $2.9 million increase or decrease, respectively, in annual interest expense.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(b) Preliminary Purchase Price Allocation

Due to the fact that the Acquisition has not been finalized, the initial accounting for the business combination is preliminary at this time. The following table presents the preliminary purchase price allocation for Wood Mackenzie as of March 31, 2015, assuming a purchase price of approximately $2,830.5 million, including the payoff of Wood Mackenzie’s existing debt. Utilizing the preliminary purchase price allocation, preliminary purchase accounting adjustments for deferred tax liabilities have been made in the pro forma financial information. The preliminary purchase price allocation for Wood Mackenzie, excluding the existing debt of Wood Mackenzie to be paid upon consummation of the Acquisition, is also subject to certain pre-closing contractual adjustments.

Wood Mackenzie
(In thousands)
Cash and cash equivalents	$37,220
Accounts receivable	94,361
Other current assets	11,460
Fixed assets	70,125
Intangible assets	1,242,011
Other assets	74,320
Fees received in advance	(140,476)
Other current liabilities	(22,778)
Deferred income taxes, net	(252,269)
Other liabilities	(74,173)

Total identifiable net assets acquired	1,039,801
Goodwill	1,790,698

Purchase price	$2,830,499

Goodwill and Intangibles

For pro forma purposes, an adjustment to remove the existing Goodwill and Intangible Assets of Wood Mackenzie as of March 31, 2015 was made. Further, for pro forma purposes, the Company has used the carrying value of the remaining assets and liabilities in Wood Mackenzie’s financial statements as the preliminary estimate of the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments, which may be material, to record the fair value of all assets and liabilities may be required.

Deferred Income Taxes

A $272.7 million non-current deferred tax liability has been set up against the preliminary estimate of the definite lived intangible assets presented in the table above. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the definite lived intangible assets and the tax basis of such assets. The estimate of the non-current deferred tax liability assumes the intangible assets are located in the United Kingdom and United States. As this allocation is based on preliminary estimates, additional estimates, which may be material, will be required. The estimated amount of definite lived intangible assets to be located in the United Kingdom was effected at a tax rate of 20.0% based on Wood Mackenzie’s historical effective tax rate and the estimated amount of definite lived intangible assets to be located in the United States was effected at a tax rate of 37.0% based on the Company’s historical effective tax rate. In addition, an adjustment was made to offset the Wood Mackenzie deferred tax asset of $20.4 million against deferred tax liabilities.

Other current liabilities

Pro forma adjustments have been made to Other current liabilities to reflect the accrual of costs associated with the Acquisition and the contemplated debt offering of approximately $25.0 million, partially offset by an

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

adjustment of $1.7 million to eliminate Wood Mackenzie’s existing interest rate hedges associated with their existing debt arrangements. These derivative financial instruments are to be extinguished as part of the closing of the Acquisition.

Other current assets

The pro forma adjustments to Other current assets include the acceleration of the amortization of Wood Mackenzie’s debt issuance costs of $15.8 million due to the payment of their outstanding debt obligations at the time of the closing of the Acquisition.

Other assets

The pro forma adjustments to Other assets include an increase in Other assets to reflect the funding of the estimated escrow of $74.2 million and the incurrence of debt issuance costs of $11.7 million in relation to the new debt obligations incurred by the Company associated with the financing of the Acquisition.

Other liabilities

The pro forma adjustments include an adjustment to Other liabilities for the estimated payout of the escrow of $74.2 million.

Accounts receivable and fees received in advance

Based on preliminary information, a pro forma adjustment of $9.9 million has been made to Fees received in advance to estimate Wood Mackenzie’s opening deferred revenue balance in accordance with the accounting policies of the Company. A reclassification of $16.1 million has also been made between Accounts receivable, net and Other current assets to align presentation between the Company and Wood Mackenzie.

(c) Redeemable Preferred Stock and Stockholders’ equity

Pro forma adjustments have been made to reflect the estimated net proceeds from the Company’s equity offering of approximately $656.4 million, as well as to eliminate Wood Mackenzie’s existing components of equity and its redeemable preferred stock, of $225.5 million.

(d) Amortization Expense

Definite lived intangible assets were recorded at their fair value of $1,242.0 million. The weighted average useful life of the intangible assets is estimated at 9.3 years. Adjustments to eliminate Wood Mackenzie’s historical amortization of $2.0 million and $8.6 million and record estimated amortization of $33.4 million and $133.6 million were made for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

(e) Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using a tax rate of 20% for adjustments related to the operations in the United Kingdom based on Wood Mackenzie’s historical tax rate and 37.0% for adjustments related to the operations in the United States based on the Company’s historical tax rate.

(f) Earnings Per Share

Pro forma earnings per share have been calculated based on the weighted average number of shares outstanding on a pro forma basis, giving effect to this offering and assuming no exercise of the option of the underwriters to purchase additional shares. The pro forma weighted average number of basic and diluted shares outstanding for the three months ended March 31, 2015 was 167.5 million and 170.9 million, and for the year ended December 31, 2014 was 175.3 million and 178.6 million, respectively. The weighted average basic and diluted shares outstanding have been calculated as if the shares issued in this offering had been issued and outstanding on January 1, 2014. The additional weighted average shares outstanding as a result of this offering was calculated by utilizing the closing share price of the Company as of March 31, 2015.